Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-168188 on Form S-3 of Altair Nanotechnologies Inc. of our report dated February 25, 2011, relating to our audit of the consolidated financial statements as of December 31, 2010 and for each of the two years in the period ended December 31, 2010, which appears in the Annual Report on Form 10-K of Altair Nanotechnologies Inc. for the year ended December 31, 2011. Our report dated February 25, 2011, relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

/s/ Perry -Smith, LLP

Sacramento, California
 November 21, 2012